Exhibit 23.2

KPMG LLP Suite 800 1225 17th Street Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Option Care Health, Inc.:

We consent to the use of our reports dated March 15, 2019 with respect to the consolidated balance sheets of BioScrip, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 15, 2019, on the consolidated financial statements refers to a change in the method of accounting for revenue recognition.

Denver, Colorado

June 26, 2020

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.